UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2006

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts	02053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition.

On November 2, 2006, Cybex International, Inc. issued a press release reporting on its results of operations for the quarter ended September 30, 2006. A copy of that press release is filed herewith as Exhibit 99.1 and incorporated by reference herein.

The press release includes references to non-GAAP financial information that exclude the effects of an increase in the litigation reserve in the third quarter of 2005 and a reduction of the valuation reserve for deferred taxes in the second quarter of 2006, and that include tax provisions that reflect approximately the same effective tax rate as recorded in the third quarter of 2006. A reconciliation to the most directly comparable GAAP measures is included in the financial statements portion of the press release. We are presenting non-GAAP financial information in the press release because we believe that the information is a beneficial supplemental disclosure to investors in analyzing and assessing our operating performance, exclusive of the effects of an increase in the litigation reserve and a reduction in the valuation reserve for deferred taxes, and to provide a basis for reviewing our operating performance on a consistent basis for the periods presented. In addition, management utilizes such information in analyzing our performance and for planning purposes.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits

Exhibit  99.1    Press Release dated November 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2006	CYBEX INTERNATIONAL, INC. (Registrant)

	By:	/s/ John Aglialoro
	Name:	John Aglialoro
	Title:	Chief Executive Officer